Exhibit 2.1

First Amendment to Merger Agreement

This FIRST Amendment to Merger Agreement (this “Amendment”), dated as of October 16, 2025 (the “Signing Date”), is entered into by and among Embrace Change Acquisition Corp., a Cayman Islands exempted company (“Parent”), EMC Merger Sub 1, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Purchaser”), EMC Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), Tianji Tire Global (Cayman) Limited, a Cayman Islands exempted company (the “Company”).

W I T N E S E T H:

WHEREAS, Parent, Purchaser, Merger Sub and the Company (collectively, the “Parties”) entered into that certain Merger Agreement dated as of January 26, 2025 (the “Merger Agreement”);

WHEREAS, Parent and Purchaser completed a share transfer so that Merger Sub’s ownership was changed from Purchaser to Parent; and

WHEREAS, the Parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2. Amendment. Pursuant to the provisions of Section 12.2 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a) Preamble. The phrase “EMC Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”)” in the preamble is hereby deleted in its entirety and replaced with the following:

“EMC Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”)”

(b) Condition to the Obligations of the Parties. Section 10.1(h) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(h) Reserved.”

(b) Termination. Section 11.1(d)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(i) on or after August 12, 2026 (the “Outside Date”), if the Acquisition Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(d)(i) shall not be available to a Party if the failure of the Acquisition Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, provided further, that if the Acquisition Merger shall not have been consummated prior to the Outside Date, without prejudice to the right of either the Company or any Parent Party to terminate this Agreement under this Section 12.1(d)(i), the parties will enter into good faith discussions, with a view to continuing to pursue the transactions contemplated by this Agreement on terms and conditions mutually agreed by the parties; or”

(c) Covenants of the Company. Section 8.3 is hereby added with the following:

“8.3 Payments.

(a) By October 31, 2025, the Company shall pay $275,000 and delayed deposit interest to Parent as the extension payment for the Trust Account.

(b) Through the Closing Date, the Company shall, to the extent it deems reasonable, pay the documented expenses necessary and appropriate to effect the transactions contemplated under the Merger Agreement for Parent, within five business days after Parent emails the invoices.

(c) If any payments due under (a) or (b) are not timely made, the Company shall also pay to Parent, upon demand, a late charge equal to five percent (5.0%) of each payment past due for ten (10) or more calendar days.”

3. No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the Parties shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

4. Governing Law; Waiver of Jury Trial; Submission to Jurisdiction. Section 12.8, Section 12.9, and Section 12.10 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Amendment.

5. Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

EMBRACE CHANGE ACQUISITION CORP.

By:	/s/ Jingyu Wang
Name:	Jingyu Wang
Title:	CEO

Purchaser:

EMC Merger Sub 1

By:	/s/ Jingyu Wang
Name:	Jingyu Wang
Title:	Director

Merger Sub:

EMC Merger Sub 2

By:	/s/ Jingyu Wang
Name:	Jingyu Wang
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

TIANJI TIRE GLOBAL (CAYMAN) LIMITED

By:	/s/ Lingzhen Fan
Name:	Lingzhen Fan
Title:	Director